Filed Pursuant to Rule 424(b)(2)
Registration No. 333-272447

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 29, 2024

PRICING SUPPLEMENT dated       , 2024

(To Product Supplement No. WF-1 dated September 5, 2023, Equity Index Underlying Supplement dated
September 5, 2023, Prospectus Supplement dated September 5, 2023 and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

☐	Linked to the EURO STOXX 50® Index
☐	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Maturity Payment Amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Index from the Starting Level to the Ending Level. The Maturity Payment Amount will reflect the following terms:
☐ If the level of the Index increases or remains unchanged, you will receive the face amount plus the greater of (i) the Contingent Minimum Return of at least 47.00% (to be determined on the Pricing Date) of the face amount and (ii) 100% of the percentage increase in the level of the Index from the Starting Level
☐ If the level of the Index decreases but the decrease is not more than the Buffer Amount of 30%, you will receive the face amount
☐ If the level of the Index decreases by more than the Buffer Amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the Buffer Amount
☐	Investors may lose up to 70.00% of the face amount
☐	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue any securities included in the Index for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment
☐	No periodic interest payments or dividends
☐	No exchange listing; designed to be held to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-7 herein and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission(the “SEC”) nor any state or provincial securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Maximum Underwriting Discount (1) (2)	Minimum Proceeds to CIBC
Per Security	$1,000.00	Up to $38.70	At least $961.30
Total	$	$	$

(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of up to $38.70 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession not in excess of $30.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $1.20 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Agent’s Underwriting Discount and Other Fees” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.
(2)

In respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is expected to be at least $923.00 per security. The estimated value is expected to be less than the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Terms of the Securities

Issuer:	Canadian Imperial Bank of Commerce
Market Measure:	The EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E”) (the “Index”)
Original Offering Price:	$1,000 per security.
Face Amount:	The principal amount of $1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Pricing Date*:	February 29, 2024
Issue Date*:	March 5, 2024
Calculation Day*:	March 1, 2029, subject to postponement for non-Trading Days and the occurrence of a Market Disruption Event. See “—Market Disruption Events and Postponement Provisions” below.
Stated Maturity Date*:	March 6, 2029, subject to postponement. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to maturity.
Maturity Payment Amount:

On the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per security will equal:

•  if the Ending Level is greater than or equal to the Starting Level: $1,000 plus the greater of:

(i)      the Contingent Minimum Return; and

(ii)     $1,000 × Index Return;

•   if the Ending Level is less than the Starting Level but greater than or equal to the Threshold Level:

$1,000; or

•   if the Ending Level is less than the Threshold Level:

$1,000 + [$1,000 × (Index Return + Buffer Amount)]

If the Ending Level is less than the Threshold Level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the Buffer Amount and will lose some, and possibly up to 70%, of the face amount of your securities at maturity.

Contingent Minimum Return:	At least 47.00% of the face amount (at least $470.00 per security), to be determined on the Pricing Date.
Threshold Level:	, which is equal to 70.00% of the Starting Level.
Buffer Amount:	30.00%
Index Return:	The “Index Return” is the percentage change from the Starting Level to the Ending Level, measured as follows: Ending Level – Starting Level Starting Level
Starting Level:	, the Closing Level of the Index on the Pricing Date.
Ending Level:	The Closing Level of the Index on the Calculation Day.

PRS-2

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Closing Level:	As defined under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Market Disruption Events and Postponement Provisions:

The Calculation Day is subject to postponement due to non-Trading Days and the occurrence of a Market Disruption Event. In addition, the Stated Maturity Date will be postponed if the Calculation Day is postponed and will be adjusted for non-Business Days.

For more information regarding adjustments to the Calculation Day and the Stated Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	CIBC
Material U.S. Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.
Agent’s Underwriting Discount and Other Fees:

Wells Fargo Securities. The agent will receive an underwriting discount of up to $38.70 per security. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the original offering price of the securities less a concession of not in excess of $30.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $1.20 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13607XQD2 / US13607XQD20

*To the extent that we make any change to the expected Pricing Date or expected Issue Date, the Calculation Day and the Stated Maturity Date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

About This Pricing Supplement

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”), the Product Supplement No. WF-1 dated September 5, 2023 (the “product supplement”) and the Equity Index Underlying Supplement dated September 5, 2023 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. The section entitled “General Terms of the Securities” in the product supplement shall supersede and replace the section entitled “Certain Terms of the Notes” in the underlying supplement. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying product supplement, underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098182/tm2322483d93_424b5.htm

•	Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098170/tm2322483d89_424b5.htm

•	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

PRS-4

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●	seek a Contingent Minimum Return at maturity of at least 47.00% (to be determined on the Pricing Date) of the face amount if the Ending Level is greater than or equal to the Starting Level;

●	seek 100% participation in the upside performance of the Index, resulting in a return at maturity greater than the Contingent Minimum Return, if the percentage increase in the level of the Index from the Starting Level to the Ending Level is greater than the Contingent Minimum Return;

●	desire to limit downside exposure to the Index through the Buffer Amount;

●	are willing to accept the risk that, if the Ending Level is less than the Starting Level by more than the Buffer Amount, they will lose some, and possibly up to 70%, of the face amount at maturity;

●	are willing to forgo periodic interest payments on the securities and dividends on securities included in the Index; and

●	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

●	are unwilling to accept the risk that the Ending Level of the Index may decrease from the Starting Level by more than the Buffer Amount;

●	seek full return at maturity of the face amount of the securities;

●	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price, and may be as low as the lower estimate set forth on the cover page;

●	seek current income;

●	are unwilling to accept the risk of exposure to the Index;

●	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the Maturity Payment Amount for the securities;

●	are unwilling to accept the credit risk of CIBC; or

●	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying underlying supplement for risks related to an investment in the securities.

PRS-5

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Determining Maturity Payment Amount

On the Stated Maturity Date, you will receive a cash payment per security (the Maturity Payment Amount) calculated as follows:

PRS-6

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 70%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the Stated Maturity Date. The Maturity Payment Amount will depend on the direction of and percentage change in the Ending Level of the Index relative to the Starting Level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the Maturity Payment Amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the Ending Level is less than the Threshold Level, the Maturity Payment Amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the Buffer Amount, resulting in a loss of 1% of the face amount for every 1% decrease in the level of the Index in excess of the Buffer Amount. The Threshold Level is 70% of the Starting Level. As a result, if the Ending Level is less than the Threshold Level, you will lose some, and possibly up to 70%, of the face amount at maturity. This is the case even if the level of the Index is greater than or equal to the Starting Level or the Threshold Level at certain times during the term of the securities.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The Calculation Day will be postponed if the originally scheduled Calculation Day is not a Trading Day or if the calculation agent determines that a Market Disruption Event has occurred or is continuing on that day. If such a postponement occurs, the Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Calculation Day, as postponed.

The Securities Are Riskier Than Securities With A Shorter Term.

The securities are relatively long-dated. Therefore, many of the risks of the securities are heightened as compared to securities with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

Risk Relating To The Credit Risk Of CIBC

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

PRS-7

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities will exceed our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities is determined by reference to our internal pricing models when the terms of the securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the five-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this five-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Index performance; volatility of the Index; economic and other conditions generally; interest rates; dividend yields on securities included in the Index; our credit ratings or credit spreads; and time remaining to maturity. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date

PRS-8

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity.

Risks Relating To The Index

An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

The Index includes the stocks of foreign companies, and investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency. In addition, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has contributed and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular.

The stocks included in the Index are listed on foreign stock exchanges. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Level of the Index which could, in turn, adversely affect the return on the securities.

The Securities Will Not Be Adjusted For Changes In Exchange Rates.

Although the equity securities that are included in the Index are traded in the foreign currencies, and your securities are denominated in U.S. dollars, the Index and the amount payable on the securities will not be adjusted for changes in the exchange rates between the U.S. dollar and the foreign currencies. Changes in exchange rates, however, may also reflect changes in the foreign economies that in turn may affect the level of the Index, and therefore the return on your securities. The amount we will pay in respect of your securities will be determined solely in accordance with the procedures described in this pricing supplement.

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Starting Level and the Ending Level, calculating the Maturity Payment Amount, determining whether adjustments should be made to the Ending Level,

PRS-9

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

determining whether a Market Disruption Event has occurred on the scheduled Calculation Day, which may result in postponement of the Calculation Day; determining the Closing Level of the Index if the Calculation Day is postponed to the last day to which it may be postponed and a Market Disruption Event occurs on that day; if publication of the Index is discontinued, selecting a successor or, if no successor is available, determining the Closing Level on the Calculation Day; and determining whether to adjust the Closing Level of the Index on the Calculation Day in the event of certain changes in or modifications to the Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Material U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-10

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the Maturity Payment Amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Level or Threshold Level. The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level and Threshold Level will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual Maturity Payment Amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Contingent Minimum Return:	47.00% of the face amount or $470.00 per security (the lowest possible Contingent Minimum Return that may be determined on the Pricing Date)
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	70.00 (70% of the hypothetical Starting Level)
Buffer Amount:	30.00%

Hypothetical Payout Profile

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Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Hypothetical Returns

Hypothetical Ending Level	Hypothetical Index Return	Hypothetical Maturity Payment Amount Per Security	Hypothetical Pre-Tax Total Rate of Return(1)
200.00	100.00%	$2,000.00	100.00%
175.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%
147.00	47.00%	$1,470.00	47.00%
140.00	40.00%	$1,470.00	47.00%
120.00	20.00%	$1,470.00	47.00%
105.00	5.00%	$1,470.00	47.00%
100.00	0.00%	$1,470.00	47.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$990.00	-1.00%
50.00	-50.00%	$800.00	-20.00%
25.00	-75.00%	$550.00	-45.00%
0.00	-100.00%	$300.00	-70.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the Maturity Payment Amount per security to the face amount of $1,000.

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Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Hypothetical Examples

Example 1. The Maturity Payment Amount is greater than the face amount and reflects a return greater than the Contingent Minimum Return, which is equal to the percentage increase in the Closing Level of the Index from the hypothetical Starting Level to the hypothetical Ending Level:

EURO STOXX 50® Index
Hypothetical Starting Level:	100.00
Hypothetical Ending Level:	150.00
Hypothetical Threshold Level:	70.00
Hypothetical Index Return (Ending Level – Starting Level)/Starting Level:	50.00%

Because the hypothetical Ending Level is greater than the hypothetical Starting Level, the Maturity Payment Amount per security would be equal to the face amount of $1,000 plus the greater of:

(i)	the Contingent Minimum Return of $470.00; and

(ii)	$1,000 × Index Return

$1,000 × 50.00%

= $500.00

On the Stated Maturity Date, you would receive $1,500.00 per security.

Example 2. The Maturity Payment Amount is greater than the face amount and reflects a return equal to the Contingent Minimum Return, which is greater than the percentage increase in the Closing Level of the Index from the hypothetical Starting Level to the hypothetical Ending Level:

EURO STOXX 50® Index
Hypothetical Starting Level:	100.00
Hypothetical Ending Level:	120.00
Hypothetical Threshold Level:	70.00
Hypothetical Index Return (Ending Level – Starting Level)/Starting Level:	20.00%

Because the hypothetical Ending Level is greater than the hypothetical Starting Level, the Maturity Payment Amount per security would be equal to the face amount of $1,000 plus the greater of:

(i)	the Contingent Minimum Return of $470.00; and

(ii)	$1,000 × Index Return

$1,000 × 20.00%

= $200.00

On the Stated Maturity Date, you would receive $1,470.00 per security.

PRS-13

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Example 3. The Maturity Payment Amount is equal to the face amount, although the Closing Level of the Index decreased moderately from the hypothetical Starting Level to the hypothetical Ending Level:

EURO STOXX 50® Index
Hypothetical Starting Level:	100.00
Hypothetical Ending Level:	90.00
Hypothetical Threshold Level:	70.00
Hypothetical Index Return (Ending Level – Starting Level)/Starting Level:	-10.00%

Because the hypothetical Ending Level is less than the hypothetical Starting Level but not by more than the Buffer Amount, you would not lose any of the face amount of your securities.

On the Stated Maturity Date, you would receive $1,000.00 per security, although the Index decreased moderately from its Starting Level to its Ending Level.

Example 4. The Maturity Payment Amount is less than the face amount:

EURO STOXX 50® Index
Hypothetical Starting Level:	100.00
Hypothetical Ending Level:	50.00
Hypothetical Threshold Level:	70.00
Hypothetical Index Return (Ending Level – Starting Level)/Starting Level:	-50.00%

Because the hypothetical Ending Level is less than the hypothetical Starting Level by more than the Buffer Amount, you would lose a portion of the face amount of your securities and receive the Maturity Payment Amount equal to:

$1,000 + [$1,000 × (Index Return + Buffer Amount)]

$1,000 + [ $1,000 × (-50.00% + 30%)]

= $800.00

On the Stated Maturity Date, you would receive $800.00 per security.

PRS-14

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

The EURO STOXX 50® Index

The Index was created by STOXX Limited. The Index represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market cap in Eurozone countries. See “Index Descriptions—The EURO STOXX50® Index” beginning on page S-12 of the accompanying underlying supplement for additional information about the Index.

Historical Data

We obtained the Closing Levels of the Index in the graph below from Bloomberg Finance L.P. (“Bloomberg”) without independent verification. The historical performance of the Index should not be taken as an indication of future performance, and no assurances can be given as to the Closing Level of the Index on the Calculation Day. We cannot give you assurance that the performance of the Index will result in the return of any of your investment.

The following graph sets forth daily Closing Levels of the Index for the period from January 1, 2019 to January 26, 2024. The Closing Level of the Index on January 26, 2024 was 4,635.47.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg

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Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

The Estimated Value of the Securities

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities will be lower than the original offering price of the securities because costs associated with selling, structuring and hedging the securities are included in the original offering price of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Will Be Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

PRS-16

Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. By purchasing the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement.

The expected characterization of the securities is not binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

Based on our determination that the securities are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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Market Linked Securities—Upside Participation with Contingent Minimum Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 6, 2029

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the security is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the revised proposals with respect to “hybrid mismatch arrangements” included in the proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on November 28, 2023 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in draft form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-18